Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mersana Therapeutics, Inc. 2007 Stock Incentive Plan, as amended, the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan and the Mersana Therapeutics, Inc. 2017 Employee Stock Purchase Plan of our report dated March 17, 2017 (except Note 14, as to which the date is June 15, 2017), with respect to the consolidated financial statements of Mersana Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-218412) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 20, 2017